SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE
ACT OF 1934
Date of Report (Date of Earliest Event Reported) November 22, 2010

Commission File Number	Registrant, State of Incorporation, Address of Principal Executive Offices and Telephone Number	I.R.S. employer Identification Number

1-08788	NV ENERGY, INC.	88-0198358
Nevada
6226 West Sahara Avenue
Las Vegas, Nevada 895146
(702) 402-5000
None

(Former name, former address and former fiscal year, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

     Item 2.03 — Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     On November 22, 2010, NV Energy, Inc. (the “Company”) issued and sold $315 million of its 6.25% Senior Notes (the “Notes”). The Company will pay interest on the Notes on May 15 and November 15 of each year, beginning on May 15, 2011. The Notes will mature on November 15, 2020. The Notes will be the Company’s general unsecured senior obligations and will rank pari passu with the Company’s other senior unsecured indebtedness. The Notes will not be guaranteed by any of the Company’s subsidiaries and will be structurally subordinate to the indebtedness and other liabilities of the Company’s subsidiaries.
     The net proceeds from the issuance of the Notes, after deducting the underwriters’ discount and the issuer’s estimated expenses, will be approximately $311 million. The Company intends to use all of the net proceeds to redeem all of its outstanding 7.803% Senior Notes due 2012 and 8⅝% Senior Notes due 2014.
     The Company may redeem all or part of the Notes at any time, together with accrued and unpaid interest to the date of redemption at a make-whole redemption price. The Notes were issued pursuant to a registration statement (No. 333-168984) previously filed with the Securities and Exchange Commission (“SEC”). The Company filed a prospectus supplement with the SEC in connection with the issuance of the Notes.
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     This Current Report on Form 8-K does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, and there shall not be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The sale of securities by the Company is being made only by means of a prospectus and related prospectus supplements.

Signatures
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

NV Energy, Inc. (Registrant)
Date: November 22, 2010	By:	/s/ Dilek L. Samil
Dilek L. Samil
Chief Financial Officer